NASB FINANCIAL, INC.

                      OFFER TO PURCHASE FOR CASH
    UP TO 387,500 SHARES OF ITS COMMON STOCK, PAR VALUE $0.15 PER SHARE,
               AT A PURCHASE PRICE OF $12.50 PER SHARE


          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
                  EXPIRE AT 5:00 P.M., CENTRAL TIME, ON
           WEDNESDAY, JULY 5, 2000, UNLESS THE OFFER IS EXTENDED.


June 5, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other
Nominees:

     We are enclosing the material listed below relating to the offer of NASB Financial, Inc., a Missouri corporation (the "Company"), to purchase up to 387,500 shares of its common stock, par value $0.15 per share (the "Shares"), at a purchase price of $12.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 5, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares not purchased because of proration will be returned.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE.

     For your information and for forwarding to your clients, we are enclosing the following documents:

     1. The Offer to Purchase.
     2. A letter to stockholders of the Company from the Chairman of the Board of Directors of the Company.
     3. The Letter of Transmittal for your use and for the information of your clients.
     4. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., CENTRAL TIME, ON JULY 5, 2000, UNLESS THE OFFER IS EXTENDED.

     The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

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     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE
MAKING OF THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

     Any questions or requests for assistance or additional copies of the enclosed materials may be directed to the Company's Investor
Relations Department, at (816) 765-2200.

Very truly yours,

NASB Financial, Inc.
Enclosures

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